Exhibit 10.84

EMPLOYMENT AGREEMENT

between

Sucampo AG, Baarerstrasse 22, 6300 Zug, Switzerland

                                              ("Company")

and

Peter Lichtlen, Seehaldenstrasse 83, CH-8800, Thalwil, Switzerland

                                              ("Executive")

1. POSITION AND RESPONSIBILITIES

1.1 The Company hereby employs Executive and Executive accepts employment as Chief Medical Officer.

1.2

Executive's responsibilities are specified by his superior and the Company’s Board of Directors (“Board”). Executive's responsibilities may, from time to time, be modified by the Board to perform other assignments or assume further responsibilities. Executive’s other rights and obligations shall not be affected by such modification.

The tasks as well as the obligations of Executive are set out in detail in the Company’s management regulations. Executive has to perform his tasks and his obligations in accordance with the management regulations and the instructions given by the Board.  The job description is attached hereto as Exhibit A.

1.3 Place of work is Zug. The Company reserves the right to relocate Executive to another appropriate place of work but without lowering Executive's salary entitlement. It is understood that the above mentioned position of Executive includes a high level of travel activities.

2. REMUNERATION

2.1 Salary

Executive shall receive an annual gross base salary of CHF 336,000 paid in equal monthly installments which shall be paid on the final business day of each month. The Base Salary will be reviewed by the Compensation Committee of the board of SPI ("Compensation Committee") at least annually, and the Committee's recommendation shall be reviewed and approved by the Board of SPI. The Base Salary may, in the sole discretion of the Board of SPI, be increased, but not decreased (unless mutually agreed by Executive and the Company).

2.2 Bonus Payments

Executive may be eligible to receive an annual bonus award based upon both the Executive's performance and the Company and SPI’s performance pursuant to SPI's management incentive bonus program as it may be amended or modified from time to time. Recommendations concerning the decision to make an award and the amount of any award are entirely discretionary and shall be made initially by the Compensation Committee, subject to review and approval by the Board of SPI.

2.3 Employee Stock Incentive Plan

On the Effective Date, the Company shall grant Executive, on the terms and conditions set forth in the Incentive Stock Option Agreement attached hereto as Exhibit B and generally described herein, the right and option to purchase, in whole or in part, 78,200 shares of the Company’s common stock at the option exercise price as defined in the Incentive Stock Option agreement in effect on the grant date, which will be the Effective Date of this Agreement and which will vest ratably over a four (4) year period. Additionally, at least annually for the Term of this Agreement, Executive shall be eligible for consideration to receive restricted stock grants, incentive stock options or other awards in accordance with the Amended and Restated 2006 Stock Incentive Plan. Recommendations concerning the decision to make an award pursuant to that Plan and the amount of any award are entirely discretionary and shall be made initially by the Compensation Committee, subject to review and approval by the Board of Directors. In the event that, during the Term (i) the Company terminates Executive’s employment by not renewing this Agreement, without Cause or Executive resigns for Good Reason, in any of these cases on or after the Company is acquired or is the non-surviving party in a merger, or the Company sells all or substantially all of its assets, or (ii) there is the death of Executive, all unvested restricted stock awards and incentive stock options having previously been awarded to Executive shall immediately vest and may be exercised in accordance with the terms of the Plan and the Executive's grant award.

2.4 Deductions

The salary and bonus payments are gross payments. Executive's share in the prevailing premiums for social security insurances mandatory under Swiss law such as, in particular, "AHV", "IV", "ALV", "EO", source taxes, if applicable.

2.5 Further Payments

Unless otherwise expressly agreed upon in writing, the payment of any other gratuities, profit shares, premiums or other extra payments shall be on a voluntary basis. Even repeated payments without the reservation of their voluntary nature shall not create any legal claim for Executive, either in respect to their cause or their amount, either for the past or for the future.

2.6 Repayment Obligation

Should Executive have received any payment in excess of his actual entitlement Executive shall, upon the Company’s first request, pay back such excessive amount to the Company. Payments that the Company, without being in any error, declares as voluntary, shall not be covered by this repayment obligation.

3. EXPENSES

3.1 The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by Executive in the performance of Executive's duties under this Agreement. Executive’s travel to SPI’s headquarters and associated lodging and meals shall be reimbursed. Executive shall provide to the Company detailed and accurate records of such expenses for which payment or reimbursement is sought, and Company payments shall be in accordance with the regular policies and procedures maintained by the Company from time to time.

3.2 Executive shall be reimbursed by the Company for the annual dues payable for membership in professional societies associated with subject matter related to the Company's interests. New memberships for which reimbursement will be sought shall be approved by the Company in advance.

3.3 The Company shall either provide parking for Executive's automobile at the office at the Company's expense or reimburse Executive for such expense.

4. PENSION FUND

Employee shall be covered by the Company’s pension fund in accordance with the pension fund regulations as in force from time to time.

5. SICKNESS

5.1 If Executive is prevented from work due to sickness or accident, he shall inform the Company without delay and, at the Company's request, submit a medical certificate.

5.2 The Company shall, at any time, be entitled to demand a physical exam by a medical referee and Executive shall release such doctor from his or her secrecy obligation to the extent required to assess Executive’s ability to work and claims.

5.3 If Executive is, by no fault of his own and due to reasons inherent in the Executive’s person, such as for example sickness, accident or military service, prevented from performing work, the Company will, after the first three months of employment and for as long as this Agreement is in force, continue to pay Executive’s salary according to the "Zürcher Skala" according to Executive’s years of service:

during the first year of service 3 weeks
during the second year of service 8 weeks
during the third year of service 9 weeks
during the fourth year of service 10 weeks
during the fifth year of service 11 weeks

(to be further increased in subsequent years of service according to the following formula: years of service plus six weeks)

OR (BUT ONLY IF LOSS OF EARNINGS INSURANCE DOES EXIST):

After the expiry of the probation period Executive will be insured against the risk of sickness (loss of earnings insurance; Krankentaggeldversicherung). The insurance coverage shall replace the statutory sick pay rules.

In cases that are covered by the loss of earnings insurance basically 80% of the base salary will be paid for a maximum period of up to 720 days (minus a 30 day waiting period). The insurance conditions that apply from time to time are explicitly reserved and will be disclosed to Executive upon request. During the 30 day waiting period the Company will pay 80% of the salary.

The premium for the loss of earning insurance will be borne by the Company.

In case the insurance benefits will be reduced or refused due to pre-existing diseases or other reasons Executive’s claim to sick pay shall be reduced to the statutory payments.

In cases that are neither covered by the loss of earning insurance nor by any other insurance (such as, e.g. the accident insurance) the following shall apply:

If the employee is by no fault of his own and due to reasons inherent in Executive’s person, prevented from performing work, the Company will, after the first three months of employment and for as long as this Agreement is in force, continue to pay Executive’s salary according to the "Zürcher Skala" according to Executive’s years of service:

during the first year of service 3 weeks
during the second year of service 8 weeks
during the third year of service 9 weeks
during the fourth year of service 10 weeks
during the fifth year of service 11 weeks

(to be further increased in subsequent years of service according to the following formula: years of service plus six weeks).

6. WORKING HOURS / VACATIONS

6.1 Executive agrees to exercise his best efforts to successfully and carefully accomplish the duties assigned to him and further agrees that he shall devote at least 40 hours per week to service on behalf of the Company. Executive acknowledges that the proper discharge of his duties will require a considerable amount of overtime and agrees to perform such overtime work to the extent necessary to properly fulfill his employment duties.

6.2 If Executive performs overtime work he shall neither be entitled to a financial compensation nor to any compensation by free time.

6.3 Executive shall be entitled to 4 weeks of paid vacations per calendar year.

7. DUTIES OF LOYALTY AND CONFIDENTIALITY

7.1 Executive shall devote his efforts exclusively to the Company in furtherance of the Company's interests. Any engagement in additional occupations for remuneration or any participation in any kind of enterprise requires the written consent of the Company. This shall not apply to the usual acquisition of shares or other stocks for investment purposes. Membership in the board of directors or supervisory board of other companies shall also require the written approval of the Company. Executive hereby warrants and represents that Executive has no contractual commitments or other obligations to third parties inconsistent with Executive's acceptance of this employment and performance of the obligations set forth in this Agreement. Executive will perform all of Executive's responsibilities in compliance with all applicable laws and will ensure that the operations that Executive manages are in compliance with all applicable laws.

7.2 Executive acknowledges that prior to and during Executive's employment with the Company, Executive had and will have occasion to create, produce, obtain, gain access to or otherwise acquire, whether individually or jointly with others, Confidential Information. Accordingly, during the term of Executive's employment with the Company and at all times thereafter, Executive shall keep secret and shall not, except for SPI or the Company's benefit, disclose or otherwise make available to any person or entity or use, reproduce or commercialize, any Confidential Information, unless specifically authorized in advance by SPI or the Company in writing. Confidential Information shall mean all confidential and proprietary information of SPI, its Predecessors and Affiliates, whether in written, oral, electronic or other form, including but not limited to trade secrets; technical, scientific or business information; processes; works of authorship; Inventions; discoveries; developments; systems; chemical compounds; computer programs; code; algorithms; formulae; methods; ideas; test data; know how; functional and technical specifications; designs; drawings; passwords; analyses; business plans; information regarding actual or demonstrably anticipated business, research or development; marketing, sales and pricing strategies; and information regarding SPI or the Company's current and prospective consultants, customers, licensors, licensees, investors and personnel, including their names, addresses, duties and other personal characteristics. Confidential Information does not include information that (i) is in the public domain, other than as a result of an act of misappropriation or breach of an obligation of confidentiality by any person; (ii) Executive can verify by written records kept in the ordinary course of business was in Executive's lawful possession prior to its disclosure to Executive; (iii) is received by Executive from a third party without a breach of an obligation of confidentiality owed by the third party to SPI or the Company and without the requirement that Executive keep such information confidential; or (iv) Executive is required to disclose by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction. If Executive is required to make disclosure pursuant to clause (iv) of the preceding sentence as a result of the issuance of a court order or other government process, Executive shall (a) promptly, but in no event more than 72 hours after learning of such court order or other government process, notify SPI and the Company; (b) at SPI or the Company's expense, take all reasonable necessary steps requested by SPI or the Company to defend against the enforcement of such court order or other government process, and permit SPI or the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof; and (c) if such compelled disclosure is required, Executive shall disclose only that portion of the Confidential Information that is necessary to meet the minimum legal requirement imposed on Executive. Affiliate shall mean a person or entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or under common control with another person or entity, including current and former directors and officers of such an entity.

7.3 Executive acknowledges that SPI, its Affiliates, or the Company may, from time to time, have agreements with other persons or entities or with the U.S. Government or governments of other countries, or agencies thereof, which impose confidentiality obligations or other restrictions on the Company. Executive hereby agrees to be bound by all such obligations and restrictions and shall take all actions necessary to discharge the obligations of SPI, its Affiliates, or the Company thereunder, including, without limitation, signing any confidentiality or other agreements required by such third parties.

7.4 At any time during Executive's employment with the Company, upon the Company's request, and in the event of Executive's termination of employment with the Company for any reason whatsoever, Executive shall immediately surrender and deliver to the Company all records, materials, notes, equipment, drawings, documents and data of any nature or medium, and all copies thereof, relating to any Confidential Information (collectively the "the Company Materials") which is in Executive's possession or under Executive's control. Executive shall not remove any of the Company Materials from SPI or the Company's business premises or deliver any of the Company Materials to any person or entity outside of SPI or the Company, except as required in connection with Executive's duties of employment. In the event of the termination of Executive's employment for any reason whatsoever, Executive shall promptly sign and deliver to the Company a Termination Certificate in the form of Exhibit C attached hereto.

7.5 Executive represents that Executive's performance of all the terms of this Agreement and Executive's employment with the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data with regard to which Executive has obligations of confidentiality or non-use, and Executive shall not disclose to SPI, its Affiliates, or the Company or cause SPI, its Affiliates, or the Company to use any such confidential proprietary information, knowledge or data belonging to any previous employer of Executive or other person. Executive represents that Executive has not brought and will not bring to SPI, its Affiliates, or the Company or use at SPI, its Affiliates, or the Company any confidential materials or documents of any former employer or other person that are not generally available to the public, unless express written authorization for their possession and use has been obtained from such former employer or other person. Executive agrees not to enter into any agreement, whether written or oral, that conflicts with these obligations.

7.6 The terms of this Section 7 are in addition to, and not in lieu of, any statutory or other contractual or legal obligation to which Executive may be subject relating to the protection of Confidential Information.

7.7 During the term of his employment and for a period of twelve (12) months after termination of employment with the Company for any reason, Executive shall not directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any person employed by SPI, its Affiliates, or the Company (as of the date of Executive's termination) or any person who, as of the date of Executive's termination, was in the process of being recruited by SPI, its Affiliates, or the Company, or induce any such employee to terminate his or her employment with SPI, its Affiliates, or the Company. Upon each violation of his obligations under this section 7.7, Executive shall pay to the Company liquidated damages in the amount of CHF 100’000. Payment of the liquidated damages does not relieve Executive from his obligations under this section 7.7. The Company is, furthermore, entitled to seek judicial enforcement of Executive's obligations under this section 7.7 and/or to claim damages exceeding the amount of the liquidated damages.

8. INTELLECTUAL PROPERTY RIGHTS

8.1. All rights, title and interest in all intellectual property including but not limited to patent applications, trade secrets, design rights, copyrights and related rights, software, database rights, trademark rights and chip rights as well as any rights in know how associated with the Executive Work Product and/or Confidential Information (the “Intellectual Property Rights”), shall exclusively vest in the Company and Executive acknowledges and agrees that all Executive Work Product is “work made for hire”. Executive Work Product shall mean all Confidential Information and Inventions conceived of, created, developed or prepared by Executive (whether individually or jointly with others) before or during Executive's employment with the Company, during or outside of working hours, which relate in any manner to the actual or demonstrably anticipated business, research or development of SPI, its Affiliates or the Company, or result from or are suggested by any task assigned to Executive or any work performed by Executive for or on behalf of SPI, the Company or any of its Affiliates. Invention shall mean any apparatus, biological processes, cell line, chemical compound, creation, data, development, design, discovery, formula, idea, improvement, innovation, know-how, laboratory notebook, manuscript, process or technique, whether or not patentable or protectable by copyright, or other intellectual property in any form.

8.2. Insofar as Intellectual Property Rights are not vested in the Company by operation of law or based on section 8.1 above, the Executive covenants that he will transfer and, insofar as possible, hereby transfers to the Company such rights provided, however, that the Company may renounce such transfer or transfer back to the Executive any such Intellectual Property Rights at any time. Executive shall, without any additional compensation, execute and deliver all documents or instruments and give the Company all assistance it requires to transfer all right, title, and interest in any Executive Work Product to the Company; to vest in the Company good, valid and marketable title to such Executive Work Product; to perfect, by registration or otherwise, trademark, copyright and patent protection of the Company with respect to such Executive Work Product; and otherwise to protect the Company's trade secret and proprietary interest in such Executive Work Product. If a transfer should not be possible under the applicable law, then the Executive shall grant to the Company a worldwide, perpetual, transferable, sub-licensable, royalty-free license to use and exploit such Intellectual Property Rights in any way the Company sees fit.

8.3. The Executive shall promptly disclose to the Company in writing all Executive Work Products and acknowledges that his salary includes reasonable compensation for the loss of Intellectual Property Rights.

8.4 Executive represents that, to the best of his knowledge, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that Executive will not knowingly create any Invention which causes any such violation.

8.5 Executive has set forth on Exhibit D attached hereto a complete list and brief description of all Inventions, intellectual property and equipment located at SPI, its Affiliates, or the Company which is owned directly or indirectly by Executive and which shall not be transferred to the Company pursuant to this Agreement. Except as so listed, Executive agrees that he or she will not assert any rights under any intellectual property as having been made or acquired by Executive prior to being employed by the Company. The Company may, at its discretion, require detailed disclosures and materials demonstrating ownership of the intellectual property so listed.

8.6 The Company is entitled to transfer the Intellectual Property Rights in full or in part to any third party. The Company and such third parties are not obliged to mention the Executive as the author if they publish any inventions, computer programs or other works. They are free to make any modifications, translations and/or other adaptations and/or can refrain from making any publications.

9. DATA PROTECTION

By signing this Agreement, Executive agrees that the Company may process personal data concerning Executive to the extent such data relates to the Executive’s suitability for the employment or is necessary to perform the employment relationship. Executive agrees that personal data may be transferred to companies outside Switzerland affiliated with the Company, in particular to Sucampo Pharmaceuticals, Inc. in the United States of America and to other countries which may not provide for a data protection level equivalent to Switzerland.

10. NON-COMPETITION

During Executive's employment with the Company and for a period of twelve (12) months after the Term, Executive will not render to any Conflicting Organization services, directly or indirectly, anywhere in the world in connection with any Conflicting Product, except that Executive may accept employment with a Conflicting Organization whose business is diversified (and which has separate and distinct divisions) if Executive first certifies to the Company in writing that such prospective employer is a separate and distinct division of the Conflicting Organization and that Executive will not render services directly or indirectly in respect of any Conflicting Product.

For the purposes of this section 10, the following definitions apply:

Conflicting Product means any product, method or process, system or service of any person or organization other than SPI, its Affiliates, or the Company that is the same as, similar to or interchangeable with any product, method or process, system or service that was provided or under development by SPI, its Affiliates, or the Company at the time Executive's employment with the Company terminates, or about which Executive acquired any Confidential Information or developed any Executive Work Product.

Conflicting Organization means any person or organization which is engaged in research on or development, production, marketing, licensing, selling or servicing of any Conflicting Product.

Executive understands that a violation of the obligations under this section 10 might cause serious damage to the Company. In the event Executive violates an obligation under this section 10, the Company shall be entitled to seek judicial enforcement of such obligation. Furthermore, Executive agrees to pay to the Company an amount equal to Executive’s last annual gross Base Salary as liquidated damages upon each violation of an obligation under this section 10. The payment of the liquidated damages does not relieve Executive from the obligations under this section 10. The Company's right to claim damages exceeding the amount of liquidated damages is expressly reserved.

11. DURATION AND TERMINATION

11.1 This Employment Agreement shall be effective as of June 16, 2014 and last for a maximum period of two years. This means that this Employment Agreement will automatically end, without any notice being required, on June 16, 2016.

11.2 There shall be no probationary period.

11.3 This Agreement may be terminated by either party by respecting a notice period of three months with effect to any calendar day.

11.4 In the event the Company terminates Executive’s employment without Cause or in the event Executive terminates employment for Good Reason, Executive shall be entitled to receive a lump sum severance payment equal to seven (7) months of Executive's then current Base Salary. Any payments that the Executive receives for the period subsequent to the notice of termination as well as any pro rata payments for the year in which his employment ends, if any at all, shall be offset against this lump sum severance amount which shall be made not later than ten (10) business days following the day on which the Company received the duly signed Release and all conditions for the payment are met.

Cause in the sense of this section 11.4 and of section 11.5 shall mean any of the following:

(i)	the gross neglect or willful failure or refusal of Executive to perform Executive's duties hereunder;

(ii)	perpetration of an intentional and knowing fraud against or affecting the SPI, its affiliates, the Company or any customer, supplier, client, agent or employee thereof;

(iii)
any willful or intentional act that could reasonably be expected to injure the reputation, financial condition, business or business relationships of SPI, its affiliates, the Company or Executive's reputation or business relationships;

(iv)	(iv)	conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude;

(v)	the material breach by Executive of this Agreement (including, without limitation, the Employment Covenants set forth in Articles 7 and 10 of this Agreement); or

(vi)
the failure or continued refusal to carry out the directives of Executive's supervisor or the Company’s Board that are consistent with Executive's duties and responsibilities under this Agreement which is not cured within thirty (30) days after receipt of written notice from the Company specifying the nature of such failure or refusal; provided, however, that Cause shall not exist if such refusal arises from Executive's reasonable, good faith belief that such failure or refusal is required by law.

Good Reason in the sense of this section 11.4 shall mean any of the following:

(i)	SPI or the Company effects a material diminution of Executive's position, authority or duties;

(ii)	any requirement that Executive, without his consent, move his regular office to a location more than fifty (50) miles from Company's executive offices;

(iii)	the material failure by Company to pay compensation or provide benefits or perquisites to Executive as and when required by the terms of this Agreement; or

(iv)	any material breach by Company of this Agreement.

The Executive shall have Good Reason to terminate Executive's employment only if (i) within twenty-one (21) days following Executive's actual knowledge of the event which Executive determines constitutes Good Reason, Executive notifies the Company in writing that Executive has determined a Good Reason exists and specifies the event creating Good Reason, and (ii) following receipt of such notice, the Company fails to remedy such event within twenty-one (21) days. If either condition is not met, Executive shall not have a Good Reason to terminate Executive's employment.

11.5 In the event that Executive is terminated other than for Cause within eighteen (18) months following the occurrence of a Change in Control of SPI, then Executive shall, rather than receiving the severance payment set forth under section 11.4 above, be entitled to a severance payment in an amount equal to fourteen (14) months of Executive's then current Base Salary. Any payments that the Executive receives for the period subsequent to the notice of termination shall be offset against this lump sum severance amount which shall be made not later than ten (10) business days following the day on which the Company received the duly signed Release and all conditions for the payment are met.

Change in Control in the sense of this section 11.5 shall mean any of the following:

(i)	the acquisition by any person of beneficial ownership of fifty percent (50%) or more of the outstanding shares of SPI's voting securities; or

(ii)	SPI is the non-surviving party in a merger; or

(iii)
SPI sells all or substantially all of its assets; provided, however, that no Change in Control shall be deemed to have occurred merely as the result of a refinancing by SPI or as a result of SPI's insolvency or the appointment of a conservator; or

(iv)	(iv)
the Compensation Committee of SPI, in its sole and absolute discretion, determines that there has been a sufficient change in the share ownership or ownership of the voting power of SPI's voting securities to constitute a change of effective ownership or control of SPI.

11.6 Anything to the contrary contained herein notwithstanding, as a condition to Executive receiving severance benefits to be paid pursuant to Sections 11.4 or 11.5, Executive shall execute and deliver to SPI and the Company a general release in the form attached hereto as Exhibit A. The Company shall have no obligation to provide any severance benefits to Executive until it has received the general release from Executive (which must not have been paid earlier than the lapse of a one month period following the last date of employment) and any revocation or rescission period applicable to the Release shall have expired without revocation or rescission.

11.7 This Agreement terminates without notice and without any severance being due at the end of the month on which the Executive reached the ordinary retirement age.

11.8 The Company has at any time the right to relieve Executive from his obligation to work at full pay provided, however, that any income that Executive receives from any activity during such release period shall be deducted. Executive shall compensate any vacation during such release period and shall not engage in any competing activity.

12 MISCELLANEOUS

12.1 This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other agreements, oral or written, heretofore made with respect thereto including, without limitation, the offer letter between Executive and the Company dated June 16, 2014.

12.2 Amendments and additions to this Agreement including this clause must be in writing to be effective. This form requirement does not apply to the notice of termination which does not require a particular form.

12.3 Should one or several provisions of this Agreement prove invalid, in part or in whole, such invalid provision(s) shall not affect the validity of the other provisions in this Agreement. The invalid provision(s) shall be replaced by such valid provision(s) that best meet(s) the parties’ intention when agreeing on the invalid provision(s).

12.4 Subject to obtaining Executive's prior approval, which shall not be unreasonably withheld or delayed, the Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder to any entity that controls the Company, that the Company controls or that may be the result of the consolidation, acquisition or reorganization of the Company and another entity. Executive agrees that this Agreement is personal to Executive and Executive's rights and interest hereunder may not be assigned, nor may Executive's obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of the Company), and any attempted assignment or delegation in violation of this provision shall be void.

12.5 All notices or other communications which are required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument given by personal delivery, or sent by courier or mail, postage prepaid, addressed to such party at the address set forth above or such other address as may thereafter be designated in a written notice from such party to the other party provided, however, that Executive shall send a copy of any notice or other communication addressed to the Company to the following address:

Sucampo Pharmaceuticals, Inc.
4520 East West Highway, Third Floor
Bethesda, Maryland 20814
Attention: Human Resources

13. APPLICABLE LAW

13.1 This Employment Agreement shall be governed by Swiss law.

Place and date

/s/ Peter Lichtlen

The Company Executive

Sucampo AG

/s/ Thomas Knapp

by: Thomas Knapp, Secretary & Director